NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FINANCIAL RESULTS FOR THE

1ST QUARTER OF FISCAL 2025

·	Total MRI scan volume at the HMCA-managed sites increased 5% to 53,054 scans for the quarter ending September 30, 2024 versus the corresponding quarter one year earlier.
·	Cash and cash equivalents decreased 4% to $54.2 million at September 30, 2024 as compared to the fiscal year-ended June 30, 2024.
·	Total Revenues - Net decreased by 3% to $25.0 million for the quarter ended September 30, 2024 versus the corresponding quarter one year earlier.
·	Income from Operations decreased 30% to $4.6 million for the quarter ended September 30, 2024 versus the corresponding quarter one year earlier.
·	Net Income decreased 25% to $4.0 million for the quarter ended September 30, 2024 versus the corresponding quarter one year earlier.
·	Diluted Net Income per Common Share decreased 22% to $0.46 for the quarter ended September 30, 2024 versus the corresponding quarter one year earlier.
·	Working Capital increased by 2% to $124.7 million at September 30, 2024 as compared to the fiscal year-ended June 30, 2024.
·	Book Value Per Share was $25.32 for the quarter ended September 30, 2024 versus $23.88 for the corresponding quarter one year earlier.
·	One HMCA-managed MRI scanner was added in the first quarter of fiscal 2024, bringing the total number of managed scanners to 43.
·	On September 13, 2022, the Company adopted a stock repurchase plan of up to $9 million. At September 30, 2024, the Company has purchased over 283,770 shares at a cost of $4.6 million.

MELVILLE, NEW YORK, November 12, 2024 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the first quarter of fiscal 2025 which ended September 30, 2024. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 43 MRI scanners in New York and in Florida.

Financial Results

Revenues from the FONAR segment, which includes Product Sales, Upgrades, Service and Repair Fees, for related and non-related medical parties, increased 5% to $2.2 million for the quarter ended September 30, 2024, as compared to $2.1 million for the quarter ended September 30, 2023.

Revenues, from the Health Management Corporation of America (HMCA) segment, decreased by 4% to $22.8 million for the fiscal quarter ended September 30, 2024 as compared to $23.8 million for the fiscal quarter ended September 30, 2023. The HMCA segment manages 43 MRI scanners, consisting of patient fee revenue, (net of contractual allowances and discounts), and management and other fees for both related and non-related medical practices.

Total Revenues - Net decreased by 3% to $25.0 million for the 1st fiscal quarter ended September 30, 2024, as compared to $25.8 million for the 1st fiscal quarter ended September 30, 2023.

The primary reason, for the 3% decrease in Total revenues – net and the 4% decrease in revenues from the HMCA segment, was a 14% decrease in patient fee revenue, of $7.5 million for the quarter ended September 30, 2024 as compared to $8.7 million for the quarter ended September 30, 2023.

Selling, general and administrative (S, G & A) expenses increased 5% to $5.1 million in the first three months of fiscal 2025 from $4.9 million in the first three months of fiscal 2024.

Total Costs and Expenses increased 6% to $20.4 million for the fiscal quarter ended September 30, 2024, as compared to $19.3 million for the quarter ended September 30, 2023.

Income from Operations decreased 30% to $4.6 million for the quarter ended September 30, 2024, as compared to $6.6 million for the quarter ended September 30, 2023.

Net Income decreased 25% to $4.0 million for the quarter ended September 30, 2024, as compared to $5.4 million for the quarter ended September 30, 2023.

Diluted Net Income per Common Share available to common shareholders decreased 22% to $0.46 for the quarter ended September 30, 2024, as compared to $0.59 for the quarter ended.September 30, 2023.

The weighted average diluted shares outstanding attributable to common stockholders for the quarter ended September 30, 2024 was 6.4 million versus 6.6 million for the quarter ended September 30, 2023.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at September 30, 2024 decreased 4% to $54.3 million as compared to the $56.5 million at June 30, 2024.

Total Assets at September 30, 2024 were $212.3 million as compared to $214.2 million at June 30, 2024.

Total Liabilities at September 30, 2024 were $53.5 million as compared to $57.5 million at June 30, 2024.

Total Current Assets at September 30, 2024 were $139.1 million as compared to $140.3 million at June 30, 2024.

Total Current Liabilities at September 30, 2024 were $14.4 million as compared to $17.9 million at June 30, 2024.

Total Stockholders’ Equity was $158.8 million at September 30, 2024, as compared to $156.8 million at June 30, 2024.

The Current Ratio was 9.6 at September 30, 2024.

Working Capital increased 2% to $124.7 million at September 30, 2024, as compared to $122.5 million at June 30, 2024.

The ratio of Total Assets/Total Liabilities increased 6% to 3.97 at September 30, 2024 as compared to 3.73 at June 30, 2024.

Net Book Value per Common Share (Total Stockholder’s Equity divided by Common Shares Outstanding) was $25.32 at September 30, 2024 as compared to $23.88 at September 30, 2023.

Cash Flow Item

Net Cash Flow provided by Operating activities was $1.7 million for the quarter ended September 30, 2024 as compared to $2.6 million at September 30, 2023.

Management Discussion

Timothy Damadian, president and CEO of FONAR, said, “The total first-quarter scan volume at HMCA-managed MRI centers was 53,054, 1,502 fewer scans (2.8%) than that of the previous quarter (54,556). The decrease in scan volume was primarily due to business interruptions at several facilities in Florida caused by Hurricane Helene at the end of September..However, the first-quarter 2025 scan volume was 4.6% higher than that of the first-quarter 2024 scan volume (50,744).”

“At the very end of September, we added a high-field MRI to the existing STAND-Up MRI facility in Naples, Florida. Now every HMCA-managed facility in Florida has both a STAND-UP® MRI (UPRIGHT® MRI) and a high-field MRI. The addition of high-field MRI scanners adds important diagnostic value to these centers, which invariably result in increased referrals from both existing and new sources. The STAND-UP® MRI is well known for being the “Non-Claustrophobic MRI,” and it is the only MRI that scans patients in weight-bearing positions. With both a STAND-UP® MRI and a high-field MRI, these centers are able to meet every typical MRI need and more. There’s another important advantage of having more than one MRI at these facilities; they avoid appointment backlogs which invariably result in unhappy patients, unhappy referring physicians and lost business. We’re expecting the Naples facility to do very well.”

Mr. Damadian continued, “We are looking to do more of the same in New York. Long Island’s Islandia facility has both a STAND-UP® MRI and a high-field MRI. It serves the Suffolk County region and is very successful. We’re currently in the process of installing high-field MRIs at two existing STAND-UP® MRI facilities on Long Island. They’re both already very busy sites, so we expect the addition of high-field MRIs will make them even more successful.”

“As always, we continue to seek to establish new locations or to acquire centers that will enhance our existing networks and increase their profitability. Currently, we manage 43 MRI scanners, 25 in New York and 18 in Florida.”

“I would also like to report that pursuant to our September 13, 2022 announcement of a FONAR stock repurchase plan of up to $9 million, the Company has, as of September 30, 2024, repurchased 283,770 shares at a cost of $4,680,889. FONAR is limited by the manner, timing, price, and volume restrictions of its share repurchases as prescribed in the safe harbor provisions of Rule 10b-18 but is permitted to do block purchases broker to broker.”

Mr. Damadian concluded, “I remain grateful for our management team and all the FONAR and HCMA employees whose hard work and commitment continue to make the Company successful.”

Company Legacy

1971 – The Birth of a Revolutionary Medical Technology: Magnetic Resonance Imaging.

The development of the MRI, – a machine for imaging the soft tissues of the human body without the use of ionizing radiation, was a major breakthrough in the field of medical diagnostics. MRI enables early detection, diagnosis and treatment of disease. This innovation fundamentally transformed medicine, earning its place among the most significant medical advances of the 20th century.

Prior to 1971, Nuclear Magnetic Resonance (NMR) was solely a chemist's analytical tool. The traditional NMR machine, equipped with a magnet and radio hardware, could analyze only tiny samples, about one (1) to two (2) milliliters in size. Some early researchers had attempted to examine biological tissues using NMR spectroscopy. Their efforts yielded some important results, but they were not aimed at or of any medical interest.

Lawrence Minkoff, Ph.D., played a pivotal role in the development of Magnetic Resonance Imaging (MRI) technology. After meeting Dr. Raymond Damadian in 1968 and as a graduate student at SUNY Downstate Medical Center, he became deeply involved in groundbreaking MRI research. Notably, he helped design and build the first whole-body MRI system. And on July 3, 1977, Minkoff became the subject of the first whole-body MRI scan in human history. He had previously completed his Ph.D. under Dr. Damadian’s mentorship. In 1978, he co-founded FONAR Corporation, where he currently serves as a Vice President.

Reflecting on the scientific journey that led to MRI, Dr. Minkoff explained: “Dr. Damadian’s research initially focused on understanding cellular bioelectricity. His Ion Exchange Resin Theory (1)(2) aimed to explain the fundamental mechanisms of cellular electrical activity. This work aligned with research by other prominent scientists, including Drs. Freeman Cope, Gilbert Ling, and Carlton Hazlewood, who identified water's crucial role in cellular electrical processes. Dr. Ling’s hypothesis (3) about altered water structure in cancer tissue proved particularly significant.”

Dr. Minkoff continued: “A turning point came in 1969 when Dr. Cope introduced Dr. Damadian to NMR technology. This introduction sparked Dr. Damadian's revolutionary insight of how NMR could potentially differentiate between healthy and cancerous tissues in the human body. In June and July of 1970, using a borrowed pulsed NMR spectrometer from NMR Specialties of New Kensington, Pennsylvania, (NMRS), Dr. Damadian conducted his experiments comparing NMR relaxation rates between cancerous and normal tissues. His groundbreaking observations revealed that cancerous tissues exhibited distinctly longer relaxation rates than their healthy counterparts, and also that different types of healthy tissues had their own characteristic relaxation patterns. This fundamental discovery laid the foundation for modern MRI technology."

In early 1971, Dr. Damadian’s findings were published in the journal Science (4). The paper's opening statement highlighted the technology’s potential: “At present, early detection of internal neoplasms is hampered by the relatively high permeability of many tumors to x-rays. In principle, NMR techniques combine many of the desirable features of an external probe for the detection of internal cancer.” This publication generated significant interest across medical and scientific communities, particularly among researchers already working with NMR technology.

In the spring of 1971, The Downstate Reporter, a publication from Downstate Medical Center, reported on Dr. Damadian’s progress. The article read: “Already, Dr. Damadian is planning to build a much larger nuclear magnetic resonance device, one that will be big enough to hold a human being. That machine, Dr. Damadian believes, will prove that NMR is the tool that doctors have been looking for in their quest for a method of detecting cancer early, when treatment is most effective”(5).

Within the year, researchers began duplicating Damadian’s findings. Among them was Donald P. Hollis, Ph.D., Johns Hopkins University School of Medicine, who in September 1971, at NMRS where Dr. Damadian had done his experiments, performed essentially the same experiments as had Dr. Damadian. It was confirmed that “in a general way” the T1s of the liver tumors they tested were very different from those of normal liver” and also confirmed, they reported, “that the water of malignant tissue is in a significantly less ordered state than that of normal tissue judging by its significantly longer T1.” (6)

Another group that repeated the study and published it findings was Irwin D. Weisman, et al. Damadian and the Science paper are mentioned in the first sentence. Their conclusion ended with, “We have been able to detect and monitor the growth of a cancer (a transplanted S91 Melanoma) in a live animal, using pulsed NMR. Our results suggest that it would be worthwhile to attempt to develop this technique for the detection and monitoring of tumors in humans. Perhaps NMR could take its place beside thermography or radiography as a nonsurgical technique for cancer detection and analysis of cancer growth rate.” (7)

On August 7, 1987, The Institute for Scientific Research, the organization that collects all the citations from the world’s population of scientific journals, organizes the information by Scientist-Author and the references or citations made to each journal publication, sent a letter to Dr. Damadian. The letter referenced his 1971 publication in Science. It read: “Your work referenced above has emerged as one of the most frequently cited works in its field, based on information from our citation index databases. Clearly, this publication has had considerable influence on other authors in this field over the years.” The letter referred to the publication of Dr. Damadian’s paper in Science in 1971 as a Citation Classics® (8).

Bibliography

. (1) Raymond V. Damadian, “Biological Ion Exchanger Resins. L.S. I. Quantitative Electrostatic Correspondence of Fixed Charge and Mobile Counter Ion. Biophysical Journal.,11: 739-760, 1971.

(2) Lawrence Minkoff and Damadian, R. Biological Ion Exchanger Resins: VIII A preliminary Report on Actin-Like Protein in E. Coli and the Cytotonus Concept. Physiological Chemistry and Physics, 65: 1708-1710.

(3).Gilbert Ling, “A Physical Theory of the Living State,” Blaisdell Publishing Company.

(4) Raymond V. Damadian, “Tumor Detection by Nuclear Magnetic Resonance,” Science 171, 1151 (1971).

(5) Downstate Reporter, Spring 1971, Downstate Medical Center. Vol. 2 No. 2.

(6) Donald P. Hollis, Leon A. Saryan and Harold P. Morris, “A Nuclear Magnetic Resonance Study of Water in Two Morris Hepatomas,” Hopkings Medical Journal 131, (6), 441-444, 1972.

(7) Irwin D. Weisman, Lawrence H. Bennett, Mark W. Woods and Dean Burk, “Recognition of Cancer in vivo by Nuclear Magnetic Resonance.” Science, 178, 1288. 1972.

(8) Letter sent to Dr. Raymond Damadian from the Institute for Scientific Research.

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the CSF of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of Fonar Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2024	June 30, 2024
Current Assets:
Cash and cash equivalents	$54,193	$56,341
Short-term investments	136	136
Accounts receivable – net	3,873	4,035
Accounts receivable - related party	90	—.
Medical receivable – net	23,069	23,992
Management and other fees receivable – net	43,569	41,954
Management and other fees receivable – related medical practices – net	9,522	9,865
Inventories	2,817	2,715
Prepaid expenses and other current assets	1,833	1,286
Total Current Assets	139,102	140,324

Accounts receivable – long term	856	830
Deferred income tax asset	6,357	7,223
Property and equipment – net	19,541	18,709
Note receivable – related party	594	581
Right-of-use-asset – operating leases	37,803	38,428
Right-of-use-asset – financing lease	481	531
Goodwill	4,269	4,269
Other intangible assets – net	2,794	2,870
Other assets	493	481
Total Assets	$212,290	$214,246

.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2024	June 30, 2024
Current Liabilities:
Current portion of long-term debt	$48	$47
Accounts payable	1,082	1,856
Other current liabilities	5,348	7,941
Unearned revenue on service contracts	3,758	3,870
Unearned revenue on service contracts – related party	82	—.
Operating lease liabilities - current portion	3,534	3,474
Financing lease liability - current portion	227	226
Customer deposits	346	443
Total Current Liabilities	14,425	17,857

Long-Term Liabilities:
Unearned revenue on service contracts	1,173	1,175
Deferred income tax liability	371	371
Due to related party medical practices	93	93
Operating lease liabilities – net of current portion	36,970	37,468
Financing lease liability – net of current portion	356	395
Long-term debt, less current portion	40	67
Other liabilities	35	32

Total Long-Term Liabilities	39,038	39,601
Total Liabilities	53,463	57,458

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

.

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	September 30, 2024	June 30, 2024
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2024 and June 30, 2024, 313 issued and outstanding at September 30, 2024 and June 30, 2024	—.	—.
Preferred stock $.001 par value; 567 shares authorized at September 30, 2024 and June 30, 2024, issued and outstanding – none	—.	—.
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2024 and June 30, 2024, 6,373 issued at September 30, 2024 and June 30, 2024, respectively, 6,304 and 6,328 outstanding at September 30, 2024 and June 30, 2024 respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2024 and June 30, 2024; .146 issued and outstanding at September 30, 2024 and June 30, 2024	—.	—.
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2024 and June 30, 2024, 383 issued and outstanding at September 30, 2024 and June 30, 2024	—.	—.
Paid-in capital in excess of par value	180,608	180,608
Accumulated deficit	(10,489)	(13,624)
Treasury stock, at cost – 69 shares of common stock at September 30, 2024 and 45 shares of common stock at June 30, 2024	(1,432)	(1,017)
Total Fonar Corporation’s Stockholders’ Equity	168,688	165,968
Noncontrolling interests	(9,861)	(9,180)
Total Stockholders' Equity	158,827	156,788
Total Liabilities and Stockholders' Equity	$212,290	$214,246

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2024	2023
Patient fee revenue – net of contractual allowances and discounts	$7,487	$8,676
Product sales	120	164
Service and repair fees	1,992	1,864
Service and repair fees - related parties	45	28
Management and other fees	12,329	12,119
Management and other fees - related medical practices	2,987	2,987
Total Revenues – Net	24,960	25,838
COSTS AND EXPENSES
Costs related to patient fee revenue	4,646	4,427
Costs related to product sales	221	103
Costs related to service and repair fees	1,091	848
Costs related to service and repair fees - related parties	67	13
Costs related to management and other fees	7,319	7,024
Costs related to management and other fees – related medical practices	1,573	1,519
Research and development	307	467
Selling, general and administrative expenses	5,130	4,866
Total Costs and Expenses	20,354	19,267
INCOME FROM OPERATIONS	4,606	6,571
Other Income and (Expenses)
Interest Expense	(8)	(48)
Investment income – related party	13	—.
Investment Income	639	507
Other income	(1)	—.
Income Before Provision for Income Taxes and Noncontrolling Interests	5,249	7,030
Provision for Income Taxes	(1,249)	(1,670)
Net Income	4,000	5,360
Net Income - Noncontrolling Interests	(865)	(1,254)
Net Income – Attributable to FONAR	$3,135	$4,106
Net Income Available to Common Stockholders	$2,939	$3,855
Net Income Available to Class A Non-Voting Preferred Stockholders	$146	$187
Net Income Available to Class C Common Stockholders	$50	$64
Basic Net Income Per Common Share Available to Common Stockholders	$0.47	$0.60
Diluted Net Income Per Common Share Available to Common Stockholders	$0.46	$0.59
Basic and Diluted Income Per Share – Class C Common	$0.13	$0.17
Weighted Average Basic Shares Outstanding – Common Stockholders	6,304	6,408
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,432	6,563
Weighted Average Basic and Diluted Shares Outstanding - Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$4,000	$5,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,063	1,195
Amortization of right-of-use assets	1,033	1,024
Recovery for credit losses	(27)	(68)
Deferred tax expense	866	1,242
Changes in operating assets and liabilities, net:
Accounts, medical and management fee receivable(s)	(278)	(2,837)
Notes receivable	—.	5
Notes receivable – related party	(13)	—.
Inventories	(102)	(255)
Prepaid expenses and other current assets	(547)	293
Other assets	(11)	29
Accounts payable	(774)	(539)
Other current liabilities	(2,625)	(1,463)
Operating lease liabilities	(796)	(1,322)
Financing lease liabilities	(37)	(54)
Customer deposits	(98)	20
Other liabilities	3	(12)
Net cash provided by operating activities	1,657	2,618
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,805)	(63)
Cost of patents	(13)	(16)
Net cash used in investing activities	(1,818)	(79)
Cash Flows from Financing Activities:
Repayment of borrowings and capital lease obligations	(26)	(11)
Purchase of treasury stock	(415)	(714)
Distributions to noncontrolling interests	(1,546)	(1,401)
Net cash used in financing activities	(1,987)	(2,126)
Net (Decrease) Increase in Cash and Cash Equivalents	(2,148)	413
Cash and Cash Equivalents - Beginning of Period	56,341	51,280
Cash and Cash Equivalents - End of Period	$54,193	$51,693